EXHIBIT 99.1

FEDERAL DEPOSIT INSURANCE CORPORATION
Washington, D.C.  20429

FORM 10–KSB

☒   Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the Fiscal Year Ended
       December 31, 2001

☐  Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

FDIC File Number 34391-9

                       Home Town Bank of Villa Rica
(Exact name of Small Business Issuer in Its Charter)

                                                     Georgia                                                                                   58-2294629
                                    (State or other jurisdiction of                                                            (I.R.S. Employer
                                  incorporation or organization)                                                         Identification No.)

          1849 Carrollton – Villa Rica Highway, Villa Rica, Georgia 30180
(Address of principal executive office)   (Zip Code)

                                                (770) 459-2265
(Issuer’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:  None

Securities registered pursuant to Section 12(g) of the Act:  common stock, $5.00 par value per share

Name of exchange on which registered:   N/A

Check whether the issuer (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the issuer was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes       X            No

Check if disclosure of delinquent filers pursuant to Item 405 of Regulation S–K is not contained herein and will not be contained, to the best of issuer’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10–KSB or any amendment to this Form 10–KSB.

State issuer’s revenues for its most recent fiscal year  $7,868,038

State the aggregate market value of the voting common equity held by non–affiliates (which for purposes hereof are all holders other than executive officers and directors).  As of March 22, 2002: 534,481 shares of common stock, with an aggregate value of $10,769,792 (based on approximate market value of $20.15/share) (computed by reference to the price at which the common equity was sold on March 18, 2002, which was the date of the last trade).

State the number of shares outstanding of each of the issuer’s classes of common stock as of the latest practicable date: At March 22, 2002, there were issued and outstanding 785,374 shares of common stock.

PART I

ITEM 1.    BUSINESS.

General

Home Town Bank of Villa Rica (the “Bank”) was incorporated as a bank under the laws of the State of Georgia on March 24, 1997 and opened for business on October 22, 1997.  The Bank is a community +oriented, full-service commercial bank located in Villa Rica, Georgia.  The Bank has three offices and three automated teller machines as of March 29, 2002.  The Bank opened its new main office in November 2001, which is located on Carrollton/Villa Rica Highway in Villa Rica, Georgia.  The Bank also has a full-service branch office in Villa Rica, Georgia, which includes a mortgage production office, and a full-service branch in Paulding County in Hiram, Georgia.  The Bank closed its mortgage production office in Douglasville, Georgia in December 2002 and moved the mortgage production office to the branch office in Villa Rica.  At December 31, 2001, the Bank’s total assets were $96,442,569.

Recent Developments

In January 2002, the Bank and GB&T Bancshares, Inc. (“GB&T”) entered into a non-binding Letter of Intent to merge the Bank into the GB&T network of financial companies.  The proposed merger is subject to various conditions, including the execution of definitive agreements, shareholder approvals, certain regulatory approvals, a due diligence investigation and other customary conditions of closing.  If the merger is approved, each share of the Bank common stock will be exchanged for the sum of $11.83 in cash and .7886 shares of GB&T common stock.

Forward Looking Statements

This Form 10-KSB, both in the Management’s Discussion and Analysis section and elsewhere, contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties.  Although we believe the assumptions underlying the forward-looking statements contained in the discussions are reasonable, any of the assumptions could be inaccurate; therefore, no assurance can be made that any of the forward-looking statements included in this discussion will be accurate.  Factors that could cause actual results to differ from results discussed in forward-looking statements include, but are not limited to:  economic conditions (both generally and in the markets where we operate); competition from other providers of financial services; government regulation and legislation; changes in interest rates; and material unforeseen changes in the financial stability and liquidity of our credit customers,  all of which are difficult to predict and which may be beyond our control.  We undertake no obligation to revise forward-looking statements to reflect events or changes after the date of this discussion or to reflect the occurrence of unanticipated events.

Services and Markets

The Bank services Carroll, Paulding, Douglas, and Haralson Counties.  The Bank emphasizes retail banking and offers such customary banking services as consumer and commercial checking accounts, NOW accounts, money market accounts, savings accounts, certificates of deposits, individual retirement accounts, safe deposit facilities, and money transfers.  The Bank finances commercial and consumer transactions, makes secured and unsecured loans, offers lines of credit, VISA and MasterCard accounts, and provides a variety of other banking services.

Seasonal Factors

The business of the Bank is not materially seasonal; however, construction and development lending is strongest during spring and summer and declines during fall and winter.  Management does not expect that any decline in construction during these months will have an appreciable impact on the Bank’s operations, performance, or financial condition.

Deposits

The Bank offers a full range of depository accounts and services to both consumers and businesses.  At December 31, 2001, the Bank’s deposit base totaled $83,954,914 and consisted of the following types of accounts (dollars in thousands):

	Amount	Percentage

Non-interest-bearing demand deposits	$ 7,403	8.8%
Interest-bearing (NOW) accounts	22,830	27.2%
Money market deposit accounts	6,708	8.0%
Savings deposits	1,535	1.8%
Time deposits less than $100,000	27,130	32.3%
Time deposits of $100,000 or more	13,087	15.6%
Individual retirement accounts less than $100,000	3,307	4.0%
Individual retirement accounts of $100,000 or more	1,955	2.3%

Total Deposits	$ 83,955	100.0%

Management of the Bank is of the opinion that its time deposits of $100,000 or more are customer relationship-oriented and represent a reasonably stable source of funds.

The following table presents, for the periods indicated, the average amount of and average rate paid on each of the following deposit categories:

	Year ended December 31, 2001		Year ended December 31, 2000

	Average Amount	Average Rate Paid	Average Amount	Average Rate Paid

	(dollars in thousands)

Demand deposits:
Non-interest bearing	$6,066	0.00%	$4,378	0.00%
Interest-bearing demand and savings	18,926	3.27%	11,975	3.99%
Time deposits	43,386	6.07%	31,341	6.53%

Total	$68,378	4.75%	$47,694	5.29%

Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 2001, are summarized as follows (dollars in thousands):

Within 3 months	$ 4,466
After 3 through 6 months	3,694
After 6 through 12 months	4,293
Over 12 months	2,589

Total	$ 15,042

As of December 31, 2001, $4,881,000 of the Bank’s deposits were held by its directors and their family members or affiliates.  These deposits represented 5.8% of the Bank’s total deposits. As of December 31, 2001, the Bank had no public deposits.

The following table shows deposits by financial institution in Carroll, Paulding, Douglas, and Haralson Counties, along with their market share as of June 30, 2001.  This information is provided by the Federal Deposit Insurance Corporation as of June 30 each year. (dollars in thousands):

Name of Institution	Total Deposits	Market Share

Home Town Bank of Villa Rica	$68,864	2.6%
Wachovia Bank, N. A.	5,650	0.2%
Colonial Bank	5,829	0.2%
Independent Bank and Trust	13,143	0.5%
Georgia State Bank	24,993	0.9%
First Union National Bank	39,404	1.5%
Peoples Bank of West Georgia	60,764	2.3%
SouthTrust Bank, N.A.	75,111	2.9%
Bank of America, N.A.	95,889	3.7%
Community Trust Bank	102,353	3.9%
Citizens and Merchants Bank	106,265	4.1%
First National Bank of Georgia	127,745	4.9%
Suntrust Bank	146,330	5.6%
Douglas County Bank	151,221	5.8%
West Georgia National Bank	264,688	10.1%
C B & T of West Georgia	287,039	10.9%
Community First Bank	415,813	15.9%
Regions Bank	629,204	24.0%

Total	$2,620,305	100.0%

Loan Portfolio

The current lending policy of the Bank is to offer consumer, real estate, and commercial credit services to individuals and entities that meet the Bank’s credit standards.  Although the risk of loss in the Bank’s loan portfolio is primarily tied to the credit quality of the various borrowers, risk of loss may also increase due to factors beyond the Bank’s control, such as local, regional, and/or national economic downturns.  The Bank provides each lending officer with written guidelines for lending activities.  Lending authority is delegated by the Board of Directors of the Bank to loan officers, each of whom is limited in the amount of secured and unsecured loans that he can make to a single borrower or related group of borrowers.  The Bank has an unsecured legal lending limit of $1,078,000 to any one borrower and a secured legal limit of $1,797,000 to any one borrower.

 The Board of Directors of the Bank is responsible for approving the loan policy.  The Loan Committee is responsible for monitoring the loan policy, providing guidance and counsel to all lending personnel, and approving all extensions of credit over $200,000 for secured loans and $25,000 for unsecured loans.

The Bank makes both secured and unsecured loans to individuals and businesses, including commercial, industrial, consumer, and real estate loans.  At December 31, 2001, the Bank’s loan portfolio totaled $69,501,762, consisting of the following categories of loans (dollars in thousands):

	Amount	Percentage

Loans secured by real estate	$ 21,108	30.4%
Agricultural production and loans to farmers	-	*
Commercial and industrial loans	41,836	60.2%
Credit cards and related plans	34	*
Consumer loans (excluding credit cards)	6,524	9.4%
All other loans	-	*

Total loans net of unearned income	$ 69,502	100.0%

* Represents less than 1% of total loans net of unearned income.

The following table is a presentation of loan maturities in the indicated classification for the indicated maturity ranges at December 31, 2001:

	Within 1 Year	1 to 5 Years	Over 5 Years	Total

	(dollars in thousands)

Commercial, financial, and agricultural	$14,174	$25,873	$1,789	$41,836
Real estate – commercial	-	122	738	860
Real estate - construction	10,721	401	-	11,122
Real estate - individuals	3,352	3,888	1,886	9,126
Consumer	2,327	4,139	92	6,558

Total loans	$30,574	$34,423	$4,505	$69,502

As of December 31, 2001, the interest terms of loans for the indicated maturity ranges are as follows:

	Fixed Interest Rates	Variable Interest Rates	Total

	(dollars in thousands)
1 to 5 years	$29,341	$5,082	$34,423
Over 5 years	2,639	1,866	4,505

Totals	$31,980	$6,948	$38,928

The following summarizes past due and non-accrual loans, other real estate and repossessions, and income that would have been reported on non-accrual loans:

	December 31,

	2001	2000

	(dollars in thousands)

Other real estate and repossessions	452	683

Accruing loans 60 days or more past due	0	0

Non-accrual loans	1,050	419

Interest on non-accrual loans which would have been reported	51	9

A loan is placed on non-accrual status when, in management’s judgment, the collection of interest appears doubtful.  As a result of management’s ongoing review of the loan portfolio, loans are classified as non-accrual generally when they are past due in principal or interest payments for more than 60 days or it is otherwise not reasonable to expect collection of principal and interest under the original terms.  Exceptions are allowed for 60 day past due loans when such loans are well secured and in process of collection.  Generally, payments received on non-accrual loans are applied directly to principal.

The Bank’s non-accrual loans increased from approximately $419,000 at December 31, 2000 to $1,050,000 at December 31, 2001.  The increase is mainly attributable to three loan relationships for approximately $798,000.  Subsequent to year end, one of the loan relationships totaling $108,000 paid-out.  The other two loan relationships totaling $690,000 are in the process of foreclosure.  One of these loan relationships is secured by investment real estate property and the other is secured by commercial real estate.  Both loan relationships appear to be adequately collateralized based on independent third-party appraisals, and the Bank expects no loss from either relationship.  The Bank’s other real estate owned and repossessions decreased from $683,000 at December 31, 2000 to approximately $452,000 at December 31, 2001.  Of the balance at December 31, 2001, $203,000 is in other real estate owned and $249,000 was in repossessions.  The other real estate owned was a residential real estate property that subsequently sold in February 2002 at a minimal loss.  The repossessions include two motorcycles and some hauling/construction equipment.  The Bank has had the repossessed property appraised by independent dealers and believes that the property is recorded at fair value less estimated cost to dispose.  Subsequent to year-end, the Bank did sell a dump truck for $34,500 recording no gain or loss.  The Bank does not expect any further loss from this property.

An analysis of the Bank’s loss experience is furnished in the following table for the periods indicated, as well as a breakdown of the allowance for loan losses:

	December 31,

	2001	2000

	(dollars in thousands)
Balance at beginning of year	$589	$376

Charge-offs:
Commercial	27	51
Real estate	0	0
Consumer	80	24

Total charge-offs	107	75

Recoveries:
Commercial	1	9
Real estate	0	0
Consumer	22	11

Total recoveries	23	20

Net charge-offs	84	55

Additions charged to operations	371	268

Balance at end of year	$876	$589

Ratio of net charge-offs during the period to average loans outstanding during the period	..15%	..13%

In determining the adequacy for loan losses, the Bank considers analyses of historical performance, the level of non-performing and rated loans, loan volume and activity, and consideration of economic conditions and other pertinent information.  The Bank also has both external and internal reviews of the loan portfolio during the year.  A review of the loan portfolio by an independent firm is conducted semi-annually.  The purpose of this review is to assess the risk in the loan portfolio and to determine the adequacy of the allowance for loan losses.  In addition, the Bank reviews its loan portfolio to determine deficiencies and corrective action to be taken.  Senior lending officers conduct periodic reviews of borrowers with total direct and indirect indebtedness of $100,000 or more and ongoing reviews of all past due loans.  Past due loans are reviewed at least weekly by lending officers, and a summary report is reviewed monthly by the Board of Directors.  The Loan Committee reviews all new and renewed loans at least once monthly.  Information provided by these reviews are utilized by the Bank to monitor the loan portfolio, identify risks inherent in the loan portfolio, assess the overall quality and collectibility of the loan portfolio, and determine amounts for the allowance for loan losses and the provision for loan losses.  The Bank anticipates annual net charge-offs to be approximately $210,000 in 2002.

The following table shows the amounts and growth for loans, deposits, capital, and total assets at December 31, 2000 and 2001 (dollars in thousands):

	2001	2000	Growth

Loans	$69.5	$48.1	44.5%
Deposits	84.0	56.5	48.7%
Capital	7.5	7.0	7.1%
Total assets	96.4	69.6	38.5%

As of December 31, 2001, the Bank had a concentration of loans to the construction industry.  Construction loans secured by real estate totaled $11,122,000, which represented 16.00% of the Bank’s loan portfolio at December 31, 2001.  In order to limit the exposure from this concentration, the Bank has formulated the following construction lending guidelines.  1) Construction loans shall not exceed 25% of the lots developed per subdivision and /or 100% of the borrower’s net worth.  2) Speculative construction loans cannot exceed 50% of the aggregate tangible net worth of the borrower and endorsers, and these loans will be limited to ten houses per subdivision or borrower.  Additionally, all borrowers must have the ability to service interest expense on a monthly or quarterly basis for up to eighteen months of the total debt on speculative construction loans.  3) Funding draw requests for the construction loan must be supported by a construction inspection report which indicates percentage completion of the project by the Bank’s inspector.  At year-end 2001, total unfunded commitments for development and construction loans were $7,698,000, which represented 103.1% of the Bank’s equity capital.  The Bank has insider-related loan balances totaling approximately $1,747,000 at December 31, 2001.

Investments

The investment portfolio consists of debt securities which provide the Bank with a source of liquidity and a long-term, relatively stable source of income.  Additionally, the investment portfolio provides a balance to interest rate and credit risk in other categories of the balance sheet while providing a vehicle for the investment of available funds, furnishing liquidity, and supplying securities to pledge as required collateral for certain types of deposits if needed.

The Bank’s investment portfolio policy is to maximize income consistent with liquidity, asset quality, and regulatory constraints.  The policy is reviewed annually by the Bank’s Board of Directors.  Individual transactions, portfolio composition, and performance are reviewed and approved by the Bank’s Board of Directors or a committee thereof.  The Chief Financial Officer of the Bank implements the policy and reports to the Asset Liability/Investment Committee on a monthly basis information concerning sales, purchases, resultant gains or losses, average maturity, federal taxable equivalent yields, and appreciation or depreciation by investment categories.

In general, the Bank’s investment policy is to place all securities in the Available for Sale portfolio upon purchase.  As of December 31, 2001, all of the Banks’ securities were in the Available for Sale security portfolio.

At December 31, 2001, a substantial portion of the Banks’ securities consisted of Collateralized Mortgage Obligations and Mortgage Backed Securities with a weighted average maturity of the portfolio of less than six years.  The primary risks in the Banks’ securities portfolio consist of:

Credit risk.  Substantially all of the securities are in U.S. treasury and government securities; therefore, the credit risk is primarily limited to the risk of default of the U.S. government and its agencies.

Interest rate risk.  In general, a rise in interest rates will cause the value of the Banks’ investment securities to decline.  The longer the maturity of an individual security, the greater the effect of a change in interest rates on its value.

At December 31, 2001, investment securities comprised approximately 12.0% of the Bank’s assets.  The following table presents the investments by category:

	December 31, 2001		December 31, 2000

	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value

Available for sale:	(dollars in thousands)
United State Treasury and agencies	$2,594	$2,558	$6,961	$6,905
State and political subdivisions	660	658	556	555
Corporate securities	1,030	1,070	515	519
Mortgage-backed securities	6,988	7,018	3,474	3,481

	$11,272	$11,304	$11,506	$11,460

Federal Home Loan Bank Stock		$271		$271

The following table presents the maturities of all investment securities at carrying value and the weighted average yields for each range of maturities presented.

	United States Treasury and Agencies	State and Political Subdivisions	Corporate Securities	Mortgage Backed Securities	Weighted Average Yields

	(dollars in thousands)
Maturities at December 31, 2001:
Within 1 year	$-	$181	$-	$259	6.25%
After 1 through 5 years	-	237	1,070	4,231	6.31%
After 5 through 10 years	598	-	-	2,528	6.18%
After 10 years	1,960	240	-	-	6.71%

Totals	$2,558	$658	$1,070	$7,018	6.35%

Mortgage backed securities are included in the maturities categories in which they are anticipated to be repaid based on scheduled maturities.

Other investments include Federal Home Loan Bank stock.  These securities are not included in the maturity analysis above.

Supervision and Regulation

The Georgia Department of Banking and Finance (the “DBF”) requires the Bank to prepare and distribute annually to the Bank’s shareholders reports on the Bank’s financial condition and to conduct an annual internal audit of the Bank’s financial affairs in compliance with minimum standards and procedures prescribed by the DBF.  The DBF also requires the Bank to maintain a certain ratio of total capital to total assets.  In addition, the DBF’s regulations mandate that the Bank’s aggregate investment in real estate, bank premises, and furniture and fixtures not exceed 60% of the Bank’s statutory capital base as defined in Section 7-1-4(35) of the Financial Institutions Code of Georgia.

The Federal Deposit Insurance Corporation (the “FDIC”) has implemented risk-based rules for assessing a bank’s capital adequacy.  These rules establish minimum capital standards in relation to assets and off-balance sheet exposures as adjusted for credit risk.  Banks are required to have (1) a minimum level of total capital (as defined) to risk-weighted assets of 8%; (2) a minimum Tier One Capital (as defined) to risk-weighted assets of 4%; and (3) a minimum stockholders’ equity to risk-weighted assets of 4%.  In addition, the FDIC has established a minimum 4% leverage ratio of Tier One Capital to total assets for all but the most highly-rated banks.  “Tier One Capital” generally consists of common equity, minority interests in equity accounts of consolidated subsidiaries, and certain perpetual preferred stock less certain intangibles.  The FDIC will require a bank to maintain a leverage ratio greater than 3% if it is experiencing or anticipating significant growth or is operating with less than well-diversified risks.  The FDIC uses the leverage ratio in tandem with the risk-based ratio to assess capital adequacy of banks.  The capital adequacy standards provide for the consideration of interest rate risk in the overall determination of a bank’s capital ratio, requiring banks with greater interest rate risk to maintain adequate capital for the risk.

In addition, Section 38 of the Federal Deposit Insurance Act (the “1991 Act”) divides insured institutions into five categories:  (1) well capitalized, (2) adequately capitalized, (3) undercapitalized, (4) significantly undercapitalized, and (5) critically undercapitalized.  As an institution drops below the “well capitalized” category, it becomes subject to increasing scrutiny, decreasing management flexibility, and increasingly harsh regulatory actions.  For the foregoing reasons, management of the Bank believes that it is important for the Bank to remain in the “well capitalized” category, notwithstanding the minimum capital ratios described above.

The 1991 Act provides for a “prompt corrective action” program based upon five regulatory zones for banks in which all banks are placed, largely based on their capital positions.  Regulators are permitted to take increasingly harsh action as a bank’s financial condition declines.  Regulators are also empowered to place in receivership or require the sale of a bank to another depository institution when a bank’s capital leverage ratio reaches 2%.  Better capitalized institutions are generally subject to less onerous regulation and supervision than banks with lesser amounts of capital.

The FDIC regulations, implementing the prompt corrective action provisions of the 1991 Act, place financial institutions in the following five categories based upon capitalization ratios: (1) a “well capitalized” institution has a total risk-based capital ratio of at least 10%, a Tier One risk-based ratio of at least 6% and a leverage ratio of at least 5%; (2) an “adequately capitalized” institution has a total risk-based capital ratio of at least 8%, a Tier One risk-based ratio of at least 4% and a leverage ratio of at least 4%; (3) an “undercapitalized” institution has a total risk-based capital ratio of under 8%, a Tier One risk-based ratio of under 4% or a leverage ratio of under 4%; (4) a “significantly undercapitalized” institution has a total risk-based capital ratio of under 6%, a Tier One risk-based ratio of under 3% or a leverage ratio of under 3%; and (5) a “critically undercapitalized” institution has a ratio of tangible equity to total assets of 2% or less.  Institutions in any of the three undercapitalized categories would be prohibited from declaring dividends or making capital distributions.  The FDIC regulations also establish procedures for “downgrading” an institution to a lower capital category based on supervisory factors other than capital.

Various other sections of the 1991 Act imposed substantial new auditing and reporting requirements and increase the role of independent accountants and outside directors.  The 1991 Act also provided for a prohibition on the acceptance of brokered deposits except by well-capitalized institutions and by adequately-capitalized institutions with the permission of the FDIC, and for restrictions on activities engaged in by state banks and their subsidiaries as principal, including insurance underwriting, to the same activities permissible for national banks and their subsidiaries, unless a state bank is well capitalized and a determination is made by the FDIC that the activities do not pose a significant risk to the insurance fund.

On November 12, 1999, President Clinton signed the Gramm-Leach-Bliley Act, a very significant piece of legislation intended to modernize the financial services industry.  The bill repeals the anti-affiliation provisions of the 1933 Glass-Steagall Act to allow for the merger of banking and securities organizations and permits banking organizations to engage in insurance activities including insurance underwriting.  The bill also allows bank holding companies to engage in financial activities that are “financial in nature or complementary to a financial activity.”  The act lists the expanded areas that are financial in nature and includes insurance and securities underwriting and merchant banking among others.  The bill also:

  prohibits non-financial entities from acquiring or establishing a thrift while grandfathering existing thrifts owned by non-financial entities.

  establishes state regulators as the appropriate functional regulators for insurance activities but provides that state regulators cannot “prevent or significantly interfere” with affiliations between banks and insurance firms.

  contains provisions designed to protect consumer privacy.  The bill requires financial institutions to disclose their policy for collecting and protecting confidential information and allows consumers to “opt out” of information sharing except with unaffiliated third parties who market the institutions’ own products and services or pursuant to joint agreements between two or more financial institutions.

  provides for functional regulation of a bank’s securities activities by the Securities and Exchange Commission.

Regulatory Agreement

On March 6, 2000, the Bank, the Georgia Department of Banking and Finance, and the Federal Deposit Insurance Corporation entered into an agreement pursuant to which the Bank was required to hire an independent party to review the management structure of the Bank.  The recommendations for the Bank’s management structure by the independent party were approved by regulatory authorities and implemented by the Bank.  One of these recommendations was the hiring of a Chief Credit Officer.  In April 2000, the Bank hired a new Chief Credit Officer, who was approved by regulatory authorities.  The agreement also required the Bank to submit a plan to address the construction of adequate permanent banking facilities.  The Bank submitted its plan for a new main office, which was approved by the regulatory authorities.  In November of 2001 the new main office of the Bank opened.  The agreement also required the Bank to submit an earnings plan to address month-by-month profitability and cumulative profitability.  The Bank became cumulatively profitable in the second quarter of 2001.  With the Bank meeting all of the requirements of the agreement, both the Georgia Department of Banking and Finance and the Federal Deposit Insurance Corporation agreed to terminate the agreement in June 2001.

 Employees

At December 31, 2001, the Bank had 44 full-time employees and 5 part-time employees.  The Bank is not a party to any collective bargaining agreement, and the Bank believes that its employee relations are good.  The Bank will hire additional persons as needed, including additional tellers, financial service representatives, and operations personnel.

ITEM 2.    DESCRIPTION OF PROPERTIES.

The Bank operates three full-service banking offices and a mortgage production office as follows:

(1)	Main Office 1849 Carrollton-Villa Rica Hwy. Villa Rica, Georgia 30180	(3)	Villa Rica Branch and Mortgage Production Office 435 West Bankhead Highway Villa Rica, Georgia 30180
(2)	Paulding County Branch 5875 Wendy Bagwell Parkway Hiram, Georgia 30132

The executive offices and the main office of the Bank are located at the corner of South Vanwert Road and Highway 61 in Villa Rica, Georgia.  The building is a 13,000 square-foot facility with three drive through windows and one drive through ATM.

A branch office and Mortgage Production office of the Bank is located in the former main offices of the Bank, a 3,800 square-foot facility at 435 West Bankhead Highway, Villa Rica, Georgia with two drive-through windows and one drive-through ATM.  The Paulding County branch is a 4,000 square-foot facility with three drive through windows  and one drive-through ATM at the corner of Countyline Road and Wendy Bagwell Parkway in Hiram, Georgia.

All of the properties are owned by the Bank and are not subject to any encumbrances.  The Bank believes that it maintains adequate insurance on all of its properties.

ITEM 3.          LEGAL PROCEEDINGS.

There are currently no legal proceedings known to management that are pending against the Bank.

ITEM 4.    SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

 No matters were submitted to shareholders of the Bank during the fourth quarter of the 2001 fiscal year.

PART II

ITEM 5.    MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Markets For Capital Stock

The Bank’s common stock, $5.00 par value per share (the “Common Stock”), began trading on Nasdaq’s Over the Counter Bulletin Board under the symbol “HTBV.OB” in August 2000.  Prior to that time, there was no established trading market for the Common Stock.  The following tables set forth the price per share of the Common Stock on Nasdaq’s Over the Counter Bulletin Board for the periods indicated:

2000	High	Low
First Quarter	N/A	N/A
Second Quarter	N/A	N/A
Third Quarter	$11.00	$9.50
Fourth Quarter	$11.75	$9.56

2001	High	Low
First Quarter	$9.75	$9.63
Second Quarter	$9.75	$9.55
Third Quarter	$13.50	$10.50
Fourth Quarter	$12.50	$8.00

Management of the Bank is aware of 8 trades of common stock in the first six months of 2000, aggregating 8,800 shares in blocks ranging from 200 shares to 3,900 shares at prices ranging from $9.50 to $11.00.

Dividends

As of December 31, 2001, there were approximately 762 holders of record of the Common Stock.  The Bank has not declared or paid any dividends to its shareholders since its inception in 1997.  The Board of Directors had passed a resolution prohibiting the payment of a dividend until the Bank reached cumulative profitability, which occurred in May of 2001.

The amount and frequency of dividends will be determined by the Board of Directors in light of earnings, capital requirements, and the financial condition of the Bank, and no assurances can be given that dividends will be paid in the future.  The Bank’s ability to pay dividends is also subject to certain restrictions imposed by federal and state banking laws and regulations.  See Item 1 “Supervision and Regulation.”

ITEM 6.    MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                  PLAN OF OPERATION FOR THE YEAR ENDED DECEMBER 31, 2001 AND 2000.

The following discussion of the Bank’s financial condition and results of operations should be read in conjunction with the Bank’s financial statements, related notes, and statistical information included herein.

The Bank has operated as a commercial bank based in Carroll County, Georgia since October 22, 1997.  On April 20, 1998, the Bank opened a loan production office in Paulding County in Dallas, Georgia. The Bank opened a mortgage production office January 1, 1999, in Douglasville, Georgia. On December 17, 1999, the loan production office in Dallas was closed simultaneously with the opening of a full service branch in Hiram, Georgia.  In November of 2001, the Bank opened its new main office in Villa Rica, Georgia and simultaneously closed the mortgage production office in Douglasville, Georgia and moved it to the former main office that is now a full-service branch in Villa Rica.

Financial condition – Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

During 2001, total assets increased 39% from $69,598,451 at December 31, 2000, to $96,442,569 at December 31, 2001.  Average total assets for the year ended December 31, 2001 were $81,849,328.   Net loans increased 44% from $47,542,175 to $68,610,855 at December 31, 2001.  This increase was mainly attributable to strong loan demand due to the growth in our market area.  Average net loans for the year ended December 31, 2001 were $56,869,303.  Investments, including Federal Home Loan Bank stock of $270,500, decreased from $11,730,811 at December 31, 2000 to $11,574,074 at December 31, 2001.  Due to the falling rate environment and lower investment yields in 2001, the Bank did not grow its investment portfolio in 2001.  Average investments for the year ended December 31, 2001 were $11,211,028.  Deposits increased 48% from $56,543,082 to $83,954,914 at December 31, 2001.  This increase was mainly attributable to the Bank’s marketing efforts and the Gold Club Promotion.  The Gold Club account is a checking account for customers that are over the age of 50.  The Bank guaranteed the rate of 4.65% on its Gold Club Checking Account until December 31, 2001, and the account grew by approximately $19,000,000 by year-end.   Average total deposits for the year ended December 31, 2001 were $68,377,565.  Borrowings decreased 18% from $5,410,000 to $4,410,000 at December 31, 2001.  Average borrowings for the year ended December 31, 2001 were $5,383,973.

At December 31, 2001, the Bank’s allowance for loan losses to total loans ratio was 1.26%, slightly above the 1.22% at December 31, 2000.  The allowance for loan losses amounted to $589,121 at December 31, 2000 and increased to $876,047 at December 31, 2001.  The increase in the allowance for loan losses is directly related to the growth in the Bank’s loan portfolio.  Net charge-offs for 2001 were $84,240 compared to  $54,963 in 2000.  The Bank’s loan to deposit ratio was 83% at December 31, 2001, compared to 85% at December 31, 2000.  The Bank had non-performing loans of $1,050,234 and $419,267 at December 31, 2001 and 2000, respectively.  As of December 31, 2000, the Bank had other real estate owned of $203,436 compared to $682,821 at December 31, 2000.

Financial condition – Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

During 2000, total assets increased 40% from $49,634,929 at December 31, 1999, to $69,598,451 at December 31, 2000.  Average total assets for the year ended December 31, 2000 were $59,640,662. Net loans increased 44% from $32,957,679 to $47,542,175 at December 31, 2000.  This increase was mainly attributable to strong loan demand due to the growth in our market area and the opening of the Hiram branch in December 1999.  Average net loans for the year ended December 31, 2000 were $40,314,346.  Investments, including Federal Home Loan Bank stock of $270,500, increased from $8,784,918 at December 31, 1999 to $11,730,811 at December 31, 2000, or 34%.  Average investments for the year ended December 31, 2000 were $10,903,620.  Deposits increased 48% from $38,303,002 to $56,543,082 at December 31, 2000.

This increase was mainly attributable to the Bank’s marketing efforts and the opening of the Hiram branch in December 1999.  Average total deposits for the year ended December 31, 2000 were $47,694,110.  Borrowings increased 23% from $4,410,000 to $5,410,000 at December 31, 2000.  Average borrowings for the year ended December 31, 2000 were $4,866,148.

At December 31, 2000, the Bank’s loan loss reserve to total loans ratio was 1.22%, slightly above the 1.13% at December 31, 1999.  The allowance for loan losses amounted to $376,484 at December 31, 1999 and increased to $589,121 at December 31, 2000.  The increase in the allowance for loan losses is directly related to the growth in the Bank’s loan portfolio.  Net charge-offs for 2000 were $54,963 compared to  $40,916 in 1999.  The Bank’s loan to deposit ratio was 85% at December 31, 2000, compared to 87% at December 31, 1999.  The Bank had non-performing loans of $419,267 and $14,800 at December 31, 2000 and 1999, respectively.  As of December 31, 2000, the Bank had other real estate owned of $682,821 compared to $0 at December 31, 1999.

Results of Operations – 2001 vs. 2000

Net earnings for the year ended December 31, 2001 was $413,838 or $0.57 per share compared with net earnings for the year ended December 31, 2000 of $250,566 or $0.35 per share.  From the year ended December 31, 2000, net interest income increased $751,511 and non-interest income increased $157,023, including gain on sales of land of $354,131 for the year ended December 31, 2000.  These increases were offset by an increase of $103,566 in the provision for loan losses and an increase in non-interest expense of $316,124. The following is a brief discussion of the more significant components of net income:

Net Interest Income

The Bank’s results of operations are determined by its ability to manage effectively interest income and expense, to minimize loan and investment losses, to generate non-interest income, and to control non-interest expense.  Since interest rates are determined by market forces and economic conditions beyond the control of the Bank, the ability to generate net interest income is dependent upon the Bank’s ability to maintain an adequate spread between the rate earned on earning assets and the rate paid on interest-bearing liabilities, such as deposits and borrowings.  Thus, net interest income is a key performance measure of income.

Net interest income after provision for loan losses for the year ended December 31, 2001 increased $647,945 from $2,200,830 for the year ended December 31, 2000 to $2,848,775 for the year ended December 31, 2001.  This increase was primarily the result of a higher level of earning assets in 2001.  For the year ended December 31, 2001, the Bank’s yield on earning assets was 9.20% while the cost of funding sources was 5.25%.  The net interest spread was 3.95%, and the net interest margin was 4.38%.  For the year ended December 31, 2000, the Bank’s yield on earning assets was 9.75%, while the cost of funding sources was 5.84%.  The net interest spread was 3.91% and the net interest margin was 4.56%.  The Bank’s net interest spread increased slightly from prior year while the net interest margin declined from the prior year.    The decline in the net interest margin in 2001 is primarily due to the Bank’s promotion with the Gold Club account where an interest rate of 4.65% was guaranteed until December 31, 2001.  These accounts grew approximately $19,000,000 in 2001 and provided the Bank with excess liquidity.  This excess liquidity was primarily invested in interest-bearing deposits, which provided an annual average yield of 3.17%.  With the Bank’s cost of funds on this excess liquidity exceeding the invested yield, the Bank’s net interest margin compressed.  Management’s liability pricing strategies include competitive deposit rates with increased awareness of cash flow needs within the balance sheet.  (See Table 1 in the “Selected Statistical Information” section)

Provision for Loan Losses

For the year ended December 31, 2001, the provision for loan losses was $371,166 compared to $267,600 for the year ended December 31, 2000.  The allowance for loan losses at December 31, 2001 totaled $876,047 representing 1.26% of total loans; at December 31, 2000, the allowance for loan losses totaled $589,121 representing 1.22% of total loans. The increases in the provision for loan losses and in the allowance for loan losses noted above is attributable to increased volume of loan growth in 2001 compared to 2000.  The net allowance for loan losses continues to reflect management’s estimate of potential loan losses inherent in the loan portfolio and the creation of an allowance for loan losses adequate to absorb such losses.  A dedicated external independent loan review function is utilized by the Bank.  All loans are regularly monitored by external and internal loan review to ensure early identification of potential problems.  Loans are graded according to their assessed risk, and based upon these grades, an adequate provision for loan losses can be made for the loan portfolio.  A grade of 1, 2, and 3 is considered absence of to low risk and provision is made at 1% of balances, a 4 grade is considered a “pass credit” and provision is made at 1.1%, and a 5 graded credit is considered “watch” and provision is made at 1.5%.  A 6 graded credit is considered “substandard” and provision is made at 15%.  A 7 graded credit is considered   “doubtful” and provision is made at 50%.  A 8 graded credit is considered a “loss” and provision is made at 100%.  Management believes that these levels of allowance for loan losses are appropriate based on the Bank’s loan portfolio and the current economic conditions.

Non-Interest Income

Total non-interest income for the year ended December 31, 2001 was $1,096,399, which included  service charges on deposit accounts of $392,343.  This compares to non-interest income for the year ended December 31, 2000 of $939,376, which included gains on sale of land of $354,131 and service charges on deposit accounts of $265,481.  The gains on the sale of land in 2000 of $354,131 came from three sales of excess land which were not needed for banking operations.  The Bank sold two parcels of excess land purchased for the construction of the new main office.  One parcel was sold to an independent third-party for $375,340, which resulted in a gain of approximately $98,000.  An independent third-party appraised the property at $375,000.  The transaction was negotiated at arm’s length and was approved by the Board of Directors.  The second parcel of excess land purchased for the construction of the new main office was sold to one of the Bank’s directors for $150,000, which resulted in a gain of approximately $115,000.  An independent third-party appraised the property at $40,000.  The director already owned an adjacent parcel of land that made the property more valuable than the $40,000 appraised value.  The transaction was negotiated at arm’s length, and the directors other than the director purchasing the land approved the transaction.  The Bank also sold the excess land purchased for the construction of the Paulding County branch, which was opened in December 1999.  This sale resulted in a gain of approximately $141,000.  The property was sold to Hiram Realty, LLC, which is a limited liability corporation formed by ten of the Bank’s directors and one of the Bank’s loan officers.  To determine the sales price for the property, the Bank received two appraisals from independent third-parties.  The Bank used the higher of the two appraisals as the sales price for the property.  The transaction was negotiated at arm’s length, and the three directors who are not members of Hiram Realty LLC approved the transaction.

The increase in service charges is due to normal deposit growth.  Total other non-interest income increased for the year ended December 31, 2001 to $704,056 compared to $319,764 for the year ended December 31, 2000.  This increase is primarily due to an increase in other non-interest income generated through outside mortgage origination fees of $306,025, loan insurance fee income of $43,252 and payment processing income of $24,716.  The increase in mortgage origination fees was due to the Bank hiring a new mortgage lender to run the mortgage department in May 2000.  Therefore, the mortgage origination fees in 2000 were only for a partial year.  Also, with the low mortgage rates in 2001, there was a significant increase in customers refinancing their mortgages in 2001.  The increase in the loan insurance fees was due to the

Bank placing more emphasis on selling this product to the customers in 2001.  Payment processing income increased due to the growth in customers increasing the volume of transactions.

Non-Interest Expense

Total non-interest expenses increased $316,124 to $3,327,283 for the year ended December 31, 2001 in comparison to the year ended December 31, 2000.  Salaries and employee benefits increased $417,433 for the year ended December 31, 2001 in comparison to the same period in 2000.  The majority of this increase is attributable to the hiring of a new Chief Financial Officer and Chief Credit Officer in April 2000 and, to the hiring of three new loan officers and one new loan processor in 2001 and to year-end merit increases for all the employees and officers of the Bank.  Net occupancy expenses decreased $101,233 to $454,193 for the year ended December 31, 2001 in comparison to the same period in 2000.  The majority of this decrease is attributable to the Bank ending its operating lease on its furniture, fixtures and equipment at the Villa Rica office.  Professional fees decreased $35,582 to $179,698 for the year ended December 31, 2001 in comparison to the year ended December 31, 2000.  This decrease is mainly attributable to a decrease in legal fees in 2001 due to the resolution of litigation in 2000.  Other non-interest expense remained about the same as the prior year and increased only $35,506 to $753,012 for the year ended December 31, 2001.

Benefit From Income Taxes

Through December 31, 1999, the Bank had operated at a cumulative loss since its inception, and therefore it has had no income tax liability and had recorded a valuation allowance against its net deferred tax asset.  Beginning in the first quarter of 2000, the Bank began recording income tax liability and its net deferred tax asset.  As of December 31, 2000, the Bank recorded federal income tax expense of $36,806 and a benefit from the deferred tax asset of $158,325 due to the reversal of the valuation allowance against the asset.  This resulted in a net benefit from income taxes of $121,519 for the year ended December 31, 2000.  As of December 31, 2001, the Bank had recorded federal income tax expense of $204,053.  See further information on income taxes in Note 7 of the audited financial statements.

Liquidity and Interest Rate Sensitivity

Net interest income, the Bank’s primary source of earnings, fluctuates with significant interest rate movements.  To lessen the impact of these margin swings, the balance sheet should be structured so that repricing opportunities exist for both assets and liabilities in roughly equivalent amounts at approximately the same time intervals.  Imbalances in these repricing opportunities at any point in time constitute interest rate sensitivity, the responsiveness of interest-bearing assets and liabilities to changes in market interest rates.  The rate sensitive position, or gap, is the difference in the volume of rate sensitive assets and liabilities at a given time interval.  The general objective of gap management is to manage actively rate sensitive assets and liabilities to reduce the impact of interest rate fluctuations on the net interest margin.  Management generally attempts to maintain a balance between rate sensitive assets and liabilities as the exposure period is lengthened to minimize the Bank’s overall interest rate risks.

The asset mix of the balance sheet is continually evaluated in terms of several variables: yield, credit quality, appropriate funding sources, and liquidity.  Effective management of the liability mix of the balance sheet involves a focus on expanding the various funding sources.  The interest rate sensitivity position at year-end 2001 is presented in the Table on page 19.  The interest rate sensitivity gap is shown at the bottom of the table.  Since all interest rates and yields do not adjust at the same velocity, the gap is only a general indicator of rate sensitivity.

As the Bank continues to grow, management will continuously structure its rate sensitivity position to best hedge against rapidly rising or falling interest rates.  The Bank’s Asset/Liability Committee meets on a monthly basis and develops management’s strategy for the upcoming period.  Such strategy includes anticipations of future interest rate movements.

The Bank must maintain, on a daily basis, sufficient funds to cover withdrawals from depositors’ accounts and to supply new borrowers with funds.  To meet these obligations, the bank keeps cash on hand, maintains account balances with its correspondent banks, purchases and sells federal funds and other short-term investments, and sells loans to correspondent banks.  Asset and liability maturities are monitored in an attempt to meet liquidity needs.  It is the policy of the Bank to monitor its liquidity to meet regulatory requirements and its local funding requirements.

Cash and cash equivalents increased in 2001 by $3,373,540 to $9,554,335. This represents 9.9% of total assets at December 31, 2001.  Cash and cash equivalents represented 8.9% of total assets at December 31, 2000.  Investment securities, including Federal Home Loan Bank stock of $270,500, at December 31, 2001 amounted to $11,574,074, representing 12.0% of total assets; these securities provide a secondary source of liquidity since they can be converted into cash in a timely manner.  In addition, the Bank’s ability to maintain and expand its deposit base and borrowing capabilities are a source of liquidity.  For the year ended December 31, 2001, total deposits increased to $83,954,914, representing a 48.5% increase.  The Bank does not, however, expect to maintain or duplicate this growth rate.  The Bank also maintains relationships with correspondent banks that can provide funds to it on short notice, if needed.  Presently, the Bank has arrangements with commercial banks for short term unsecured advances up to $3,000,000.

Financing activities provided cash and cash equivalents of $26,411,832 of which $4,789,245 was from an increase in time deposits accepted, net of repayments and $22,622,587 was from an increase in demand deposits, NOW accounts, and savings accounts for the year ended December 31, 2001.  Federal Home Loan Bank advances decreased $1,000,000 during the year ended December 31, 2001.  For the year ended December 31, 2000, net cash provided by financing activities totaled $19,240,080 of which $14,774,734 was from the increase in time deposits accepted, net of repayments, $3,465,347 was from an increase in demand deposits, NOW accounts and savings accounts and $1,000,000 was from a net increase in Federal Home Loan Bank advances.  Cash and cash equivalents provided by demand deposits, NOW accounts, and savings accounts increased $19,157,240 from 2000 to 2001.  This increase is attributable to the Gold Club promotion that the Bank did in 2001.  Net cash used in investing activities totaled $23,768,925 as of December 31, 2001 compared to $18,479,190 for the year ended December 31, 2000.  Net cash flows used by loans originated and principal collected increased $6,120,158 from $15,596,737 for the year ended December 31, 2000 to $21,716,895 for the year ended December 31, 2001.  This increase was due to stronger loan growth in 2001.  Net cash flows used for the purchase of investment securities available-for-sale increased $4,148,157 from $3,739,288 for the year ended December 31, 2000 to $7,887,445 for the year ended December 31, 2001.   This increase can be attributed to the Bank having $6,900,000 in investments called during 2001, and the Bank reinvested the funds.

The Bank’s average balance on Federal Home Loan Bank advances totaled $5,366,164 at December 31, 2001. The Bank’s ending balance was $4,410,000 in advances with the Federal Home Loan Bank, a $1,000,000 decrease over the balance of $5,410,000 at December 31, 2000.  The Bank can borrow up to 10% of its total assets with the Federal Home Loan Bank and has approximately $5,000,000 of available credit remaining.

Capital Adequacy

There are now two primary measures of capital adequacy for banks:  (i) risk-based capital guidelines and (ii) the leverage ratio.

The risk-based capital guidelines measure the amount of a bank’s required capital in relation to the degree of risk perceived in its assets and its off-balance sheet items.  Note that under the risk-based capital guidelines, capital is divided into two “tiers.”  Tier 1 capital consists of common shareholders’ equity, non-cumulative and cumulative (bank holding companies only) perpetual preferred stock and minority interest.  Goodwill, certain intangible assets, and certain deferred tax assets are subtracted from the total.  Tier 2 capital consists of the allowance for loan losses, hybrid capital instruments, term subordinated debt, and intermediate-term preferred stock.  Banks are required to maintain a minimum risk-based capital ratio of 8%, with at least 4% consisting of Tier 1 capital.

The second measure of capital adequacy relates to the leverage ratio.  The FDIC has established a 4% minimum leverage ratio requirement for all but the most highly rated bank and bank holding companies.  The leverage ratio is computed by dividing Tier 1 capital into total average assets.

The Federal Reserve Board, the OCC, and the FDIC have adopted a rule that adds a measure of interest rate risk to the determination of supervisory capital adequacy.  The process to measure interest rate risk requires that all items reported on the balance sheet, as well as off-balance sheet items, be reported according to maturity, repricing dates, and cash flow characteristics.  A bank’s reporting position must be multiplied by duration-based risk factors and weighted according to rate sensitivity.  The net risk weighted position is used in assessing capital adequacy.  The objective of this proposal is to determine the sensitivity of a bank to various rising and declining interest rate scenarios.

The ratios below indicate that the capital position of the Bank is sound and that the Bank is well positioned for future growth. For a more complete discussion of the actual and required ratios of the Bank as of December 31, 2001 and 2000, see the notes to financial statements.

	Risk-Based Capital Ratios

	Actual as of December 31, 2001	Actual as of December 31, 2000

Tier 1 Capital	9.69%	13.09%
Tier 1 Capital minimum requirement	4.00%	4.00%

Excess	5.69%	9.09%

Tier 2 Capital	10.83%	14.19%
Tier 2 Capital minimum requirement	8.00%	8.00%

Excess	2.83%	6.19%

Tier 1 Capital to adjusted average asset (“Leverage Ratio”)	7.74%	10.50%

Asset/Liability Management

It is the Bank’s objective to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing, and capital policies.  Certain officers are charged with the responsibility of monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix.  It is the overall philosophy of management to support asset growth primarily through the growth of core deposits, which include deposits of all categories made by local individuals, partnerships, and corporations.  The objective of the policy is to control interest-sensitive assets and liabilities to minimize the impact of substantial movements in interest rates on earnings.

The asset/liability mix is monitored on a regular basis.  A report reflecting the interest-sensitive assets and interest-sensitive liabilities is prepared and presented to the Board of Directors on a periodic basis.

One method to measure a bank’s interest rate exposure is through its repricing gap.  The gap is calculated by citing all liabilities that reprice or by taking all assets that reprice or mature within a given time frame and subtracting all liabilities that reprice or mature within that time frame.  The difference between these two amounts is called the “gap,” the amount of either liabilities or assets that will reprice without a corresponding asset or liability repricing.

A negative gap (more liabilities repricing than assets) generally indicates that a bank’s net interest income will decrease if interest rates rise and will increase if interest rates fall.  A positive gap generally indicates that a bank’s net interest income will decrease if interest rates fall and will increase if interest rates rise.

The following table summarizes the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2001, that are expected to mature, prepay, or reprice in each of the future time periods shown.  Except as stated in the following table, the amount of assets or liabilities that mature or reprice during a particular period was determined in accordance with the contractual terms of the asset or liability. Adjustable rate loans are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed rate loans and mortgage-backed securities are included in the periods in which they are anticipated to be repaid based on scheduled maturities.  The Bank’s savings accounts and interest-bearing demand accounts (NOW and money market deposit accounts), which are generally subject to immediate withdrawal, are included in the “Three Months or Less” category, although historical experience has proven these deposits to be more stable over the course of a year.

	At December 31, 2001 Maturing or Repricing in:

	Three Months or Less	Four Months to 12 months	One to Five Years	Over Five Years	Total

	(dollars in thousands)
Interest-earning assets:
Federal funds sold	$-	$-	$-	$-	$-
Interest-bearing deposit	5,685	-	-	-	5,685
Investment securities	-	440	5,538	5,596	11,574
Loans	24,419	12,669	29,774	2,640	69,502

Total interest-earning assets	$30,104	$13,109	$35,312	$8,236	$86,761

Interest-bearing liabilities:
Deposits:
Savings and demand	$31,073	$-	$-	$-	$31,073
Time deposits/ other borrowings	16,202	21,148	11,129	1,410	49,889

Total interest-bearing liabilities	$47,275	$21,148	$11,129	$1,410	$80,962

Interest sensitive difference per period	$(17,171)	$(8,039)	$24,183	$6,826	$5,799

Cumulative interest sensitivity difference	$(17,171)	$(25,210)	$(1,027)	$5,799

Cumulative difference to total assets	(17.8%)	(26.1%)	(1.1%)	6.0%

At December 31, 2001, the difference between the Bank’s assets and liabilities repricing or maturing within one year was $25,210,000.   This excess of liabilities repricing or maturing in one year would cause the net interest income to decrease if rates increased.  Based on this negative gap, the Bank plans to make more variable rate loans that reprice immediately in 2002.

Certain shortcomings are inherent in the method of analysis presented in the foregoing table.  Fr example, although certain assets and liabilities may have similar maturities or periods of repricing, they may reflect changes in market interest rates differently. Additionally, certain assets, such as adjustable-rate mortgages, have features that restrict changes in interest rates, both on a short-term basis and over the life of the asset.  Other factors which may affect the assumptions made in the table include changes in interest rates, prepayment rates, early withdrawal levels and the ability of borrowers to service their debt.

Inflation

Inflation impacts the growth in total assets in the banking industry and causes a need to increase equity capital at higher than normal rates to meet capital adequacy requirements.  The Bank copes with the effects of inflation through the management of its interest rate sensitivity gap position, by periodically reviewing and adjusting its pricing of services to consider current costs, and through managing its level of net income.

SELECTED STATISTICAL INFORMATION

 The following table presents statistical information for the Bank which supplements the financial data and notes to financial statements discussed elsewhere herein.  Average balances contained in the following selected statistical information generally represent average daily balances for all periods.

Table 1
Average Balances and Interest Rates

The table below shows the average balance outstanding for each category of interest-earning assets and interest-bearing liabilities for 2001 and 2000 and the average rate of interest earned or paid thereon.

	For the Year Ended December 31, 2001			For the Year Ended December 31, 2000

	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate

	(dollars in thousands)

Interest-bearing deposits	$ 4,798	$ 152	3.17%	$ 2,528	$ 160	6.33%
Loans (including loan fees)	57,559	5,888	10.23%	40,772	4,420	10.84%
Investment securities	11,211	732	6.53%	10,904	704	6.46%

Total interest-earning assets	73,568	6,772	9.20%	54,204	5,284	9.75%

Other non-interest-earning assets	8,281			5,437

Total assets	$ 81,849			$ 59,641

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Deposits:
Demand	$ 17,304	$ 592	3.42%	$ 10,286	$ 432	4.20%
Savings	1,622	27	1.66%	1,689	46	2.72%
Time	43,386	2,632	6.07%	31,341	2,045	6.53%
Federal funds purchased and other
Borrowings	5,384	301	5.59%	4,866	292	6.00%

Total interest-bearing liabilities	67,696	3,552	5.25%	48,182	2,815	5.84%

Other non-interest bearing liabilities	6,845			4,818

Stockholders’ equity	7,308			6,641

Total liabilities and stockholders’ equity	$ 81,849			$ 59,641

Excess of interest-earning assets over interest- bearing liabilities	$ 5,872			$ 6,022

Ratio of interest-earning assets to interest- bearing liabilities	109%			112%

Interest rate spread			3.95%			3.91%

Net interest income		$ 3,220			$ 2,469

Net interest margin			4.38%			4.56%

Table 2

Volume/Rate Analysis of Net Interest Income

The effect on interest income, interest expense, and net interest income in the periods indicated from changes in average balance and rate from the corresponding prior period is shown below.  The effect of a change in average balance has been determined by applying the average rate in the earlier period to the change in average balance in the later period, as compared with the earlier period. Changes resulting from average balance/rate variances are included proratably in changes resulting from volume and rate. The balance of the change in interest income or expense and net interest income has been attributable to a change in average rate.  Changes were primarily due to volume changes in 2001 and 2000.

	Year Ended December 31, 2001 Compared With Year Ended December 31, 2000 Increase (Decrease) Due to:			Year Ended December 31, 2000 Compared With Year Ended December 31, 1999 Increase (Decrease) Due to:
	Volume	Rate	Total	Volume	Rate	Total
Change resulting from:
Interest income on:
Interest bearing deposits	$ 72	$ (80)	$ (8)	$ 47	$ 39	$ 86
Loans (including loan fees)	1,717	(249)	1,468	1,351	121	1,472
Investment securities	20	8	28	165	7	172
Federal funds sold	-	-	-	(3)	(4)	(7)

	1,809	(321)	1,488	1,560	163	1,723

Interest expense on:
Now and money market deposits	240	(80)	160	146	59	205
Savings deposits	(1)	(18)	(19)	(18)	5	(13)
Time	731	(144)	587	705	197	902
Other borrowings	28	(20)	8	89	13	102

	998	(262)	736	922	274	1,196

	$ 811	$ (59)	$ 752	$ 638	$ (111)	$ 527

Table 3
Selected Ratios

The following table sets out certain ratios of the Bank for the years indicated.

	2001	2000

Net income to average
Stockholders’ equity	5.66%	3.77%
Net income to average assets	.51%	.42%
Dividends to net income	N/A	N/A
Average equity to average assets	8.93%	11.14%

ITEM 7.    FINANCIAL STATEMENTS.

The financial statements and report of independent certified public accountants are included in this report beginning at page F-1.

ITEM 8.    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

On June 12, 2000, the Bank filed an 8-K for a change in the registrant’s certifying accountants from BDO Seidman, LLP to Porter Keadle Moore, LLP.  During the Bank’s two most recent fiscal years,  it had no disagreement with its accountants on any matters of accounting principles, practices, or financial statement disclosure.

PART III

ITEM 9.    DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS;
                 COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT.

Directors and Executive Officers

The following table sets forth the name of each Director and executive officer of the Bank as of March 22, 2002, his or her age and positions held with the Bank, and a brief description of his or her principal occupation and business experience for the preceding five years.  Except as otherwise indicated, each director has been or was engaged in his present or last principal occupation, in the same or a similar position, for more than five years.  Directors are elected at each annual meeting of shareholders and hold office until the next annual meeting or until their successors are elected and qualified.

Name	Age	Business Experience
Keith G. Beckham	41

A Director since 1997, Mr. Beckham has served as the Chief Executive Officer of the Bank since its inception.  Mr. Beckham served as the Bank’s President from its inception to April 2000.  He was formerly President of the Sylvania Branch of First Liberty Financial Corp.  In addition, Mr. Beckham has served as Vice President of First American National Bank Bowling Green, Kentucky.

Kippard W. Berry	54	A Director since 1997, Mr. Berry is President of Benchmark International, Inc. and Tanyard Properties, Inc., both construction and development companies.
Larry B. Boggs	66

A Director since 1998, Mr. Boggs served as Chairman of the Board of Directors from October of 1997 to March of 1999.  He currently serves as President of Benchmark Homes, Inc., of Benchmark Enterprises, Inc., and of B & W Properties, Inc., which are all land development and construction companies.  He also serves as Vice President of Benchmark International Realty, Inc., also a construction and land development company.

Kelvin B. Burton	39

A Director since 1997, Dr. Burton is a physician and partner in West Georgia Family Medicine Association.  He is also Medical Director of Integrated Rehabilitation and Tanner Medical Center/Villa Rica emergency room.

Randy L. Carden	49	A Director since 1997, Mr. Carden owns and operates Randy Carden Livestock, Inc., a cattle brokerage business in the Villa Rica, Georgia area.
Dennis L. Cowart	48	A Director since 1998, Dr. Cowart is an optometrist. He owns and operates The Bremen Eye Clinic, an optometry business in the Bremen, Georgia area.
Laura B. Cross	42	A Director since 1998, Ms. Cross has served as the Chief Operations Officer of the Bank since 1997 and has served as the President of the Bank since April 2000. She was Chief Financial Officer from October 1997 to April 2000. She was previously with First Liberty Financial Corp., where she served as Vice President, Controller, and Principal Accounting Officer. In addition, Ms. Cross was formerly with The Community Bank of Carrollton, where she served as Vice President, Controller, and Chief Operations and Financial Officer.
Ezra Buell Jones, Jr.	73	A Director since 1997, Mr. Jones currently serves as chairman and served as founding chairman until October 1997. Mr. Jones is an attorney and serves as Vice President of Title Research Corporation. In addition, Mr. Jones is President of Tri-Pace Corp., Vogue International, Inc., and Jones-Odom Enterprises, Inc.
Sandeep Kapoor	37	A Director since 1997, Mr. Kapoor serves as Vice President of Vadum Technologies, Inc., a software technology company. Also Mr. Kapoor was Vice President of Systems and Methods until 2000. He also served as an instructor for the Graduate School of Banking of the South at Louisiana State University.
Thomas J. Large	52	A Director since 1997, Mr. Large is a pharmacist at Plaza Discount Pharmacy, Inc. and Advanced Med-Equip, Inc. He is also owner of Tom Large Rental Company and co-owner of Lamppost Properties, Inc., a land development and construction company.
Robert L. Matthews	65	A Director since 1997, and until December 2001, Mr. Matthews was President of Vince Hosiery Mill, Inc.

There are no family relationships between any executive officer or director and any other executive officer or director of the Bank.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, each executive officer, director, and beneficial owner of 10% or more of the Bank’s Common Stock is required to file certain forms with the FDIC.  A report of beneficial ownership of the Bank’s Common Stock on Form 3 is due at the time such person becomes subject to the reporting requirement and a report on Form 4 or 5 must be filed to reflect changes in beneficial ownership occurring thereafter.  Keith G. Beckham and Laura B. Cross did not timely file the required forms that relate to their option grants and option exercises.  Additionally, Keith G. Beckham did not file the required forms upon the purchase of stock.  Otherwise, the Bank believes that all filing requirements applicable to its officers and directors were complied with during the 2001 fiscal year.

ITEM 10.  EXECUTIVE COMPENSATION.

The following table sets forth the annual and long-term compensation paid to the chief executive officer for fiscal years 1999, 2000 and 2001.

Summary Compensation Table
Annual Compensation

Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation

Keith G. Beckham,	2001	$ 106,965	$ 21,393	$ 393	(1)
Chief Executive Officer	2000	101,099	-	393	(1)
	1999	88,200	-	393	(1)

Laura B. Cross,	2001	$ 93,594	$ 18,719	$ 236	(1)
President	2000	87,449	-	236	(1)
	1999	77,175	-	236	(1)

(1)      Represents life insurance premiums paid by the Bank on behalf of Mr. Beckham and Ms. Cross on life insurance policies.

Option Grants.  The following table sets forth information with respect to stock options granted to our named executive officers listed on the Summary Compensation Table above during the fiscal year ended December 31, 2001.

Option Grants in Fiscal Year 2001

Name	# of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price	Expiration Date
Keith G. Beckham	35,000	49%	$10.00	May 31, 2011
Laura B. Cross	25,000	35%	$10.00	May 31, 2011

Option Exercises and Year-End Values.  No stock options were exercised by either executive officer in 2001.

Fiscal Year-End Options

Name	Number of Unexercised Options at Fiscal Year -End Exercisable/Unexercisable	Value of Unexercised in the Money Options at Fiscal Year-End (1) Exercisable/Unexercisable
Keith G. Beckham	35,000/0	$42,000/$0
Laura B. Cross	25,000/0	$30,000/$0

(1) – Based on $11.20 per share which was the last sale price reported in December 2001.

Director Compensation

 Directors of the Bank began receiving compensation for Board meetings once the Bank became cumulatively profitable on May 31, 2001.   Independent directors receive $100.00 for each Board meeting and $25.00 for each committee meeting attended.

Employment Agreement with Chief Executive Officer

On April 23, 1998, the Bank entered into an Employment Agreement and Covenant Not to Compete with Keith G. Beckham, Chief Executive Officer (the “Employment Agreement”).  The Employment Agreement has a term of five years and it will automatically renew for successive one-year terms unless it is terminated.

Pursuant to the Employment Agreement, during the first year of employment, Mr. Beckham was entitled to receive a salary of $80,000.  On January 1, 1998 and each succeeding January 1, Mr. Beckham’s salary was to increase by five percent (5%).  The Employment Agreement provides that upon the Bank becoming Cumulatively Profitable (as defined in the Employment Agreement), Mr. Beckham is to receive a bonus of five percent (5%) of the net profits of the Bank when pre-tax earnings exceed $100,000, provided that the bonus may  not exceed twenty percent (20%) of Mr. Beckham’s salary in effect at that time.  Also upon the Bank becoming Cumulatively Profitable, and the satisfaction of certain other conditions, Mr. Beckham is to receive a grant of up to 45,000 options for shares of the Bank’s common stock.

Mr. Beckham’s employment under the Employment Agreement may be terminated at any time by the Bank for Cause (as defined in the Employment Agreement), upon Mr. Beckham’s death, upon Mr. Beckham’s Disability (as defined in the Employment Agreement), or either party may terminate the Employment Agreement after the initial five-year  term upon sixty days (60) notice.  If Mr. Beckham resigns at the Bank’s request without Cause, Mr. Beckham’s employment is terminated without Cause or if Mr. Beckham resigns because of the Bank’s breach or violation of any of the terms of the Employment Agreement and/or because of the Bank’s refusal to take or perform any action or obligation to be taken by it or performed by it under the Employment Agreement, the Bank will continue to pay Mr. Beckham, as damages, certain compensation and benefits provided for in the Employment Agreement for the greater of the remainder of the term under the Employment Agreement or two years from such termination date.

 If Mr. Beckham is terminated within two years of a Change of Control (as defined in the Employment Agreement) as a result of an Involuntary Termination or Voluntary Termination (as defined in the Employment Agreement), the Bank will continue to pay Mr. Beckham certain compensation and benefits for  the greater of the remainder of the term under the Employment Agreement or two years from such Change of Control.

Under the Employment Agreement, Mr. Beckham agrees that for a period of one year from the termination date he will not compete with the Bank in Carroll County, solicit customers of the Bank for the purpose of selling them competing products or services and solicit employees of the Bank to leave their employment.

 On May 31, 2001, the Bank entered into an Addendum to Employment Agreement and Option Agreement with Mr. Beckham (the “Addendum”).  The Addendum provides for the execution of a new option agreement, an additional grant of 10,000 stock options, and an increase of Mr. Beckham’s base salary to $101,871 effective February 1, 2000.  For the remainder of the term of the Employment Agreement, Mr. Beckham’s salary will increase 5% each January 1.

Employment Agreement with President

On April 23, 1998, the Bank entered into an Employment Agreement and Covenant Not to Compete with Laura B. Cross, the Bank’s President (the “Employment Agreement”).  The Employment Agreement has a term of five years and it will automatically renew for successive one-year terms unless it is terminated.

Pursuant to the Employment Agreement, during the first year of employment, Ms. Cross was entitled to receive a salary of $70,000.  On January 1, 1998 and each succeeding January 1, Ms. Cross’s salary was to increase by five percent (5%).  The Employment Agreement provides that upon the Bank becoming Cumulatively Profitable (as defined in the Employment Agreement), Ms. Cross is to receive a bonus of five percent (5%) of the net profits of the Bank when pre-tax earnings exceed $100,000, provided that the bonus may  not exceed twenty percent (20%) of Ms. Cross’s salary in effect at that time.  Also upon the Bank becoming Cumulatively Profitable, and the satisfaction of certain other conditions, Ms. Cross is to receive a grant of up to 25,000 options for shares of the Bank’s common stock.

Ms. Cross’s employment under the Employment Agreement may be terminated at any time by the Bank for Cause (as defined in the Employment Agreement), upon Ms. Cross’s death, upon Ms. Cross’s Disability (as defined in the Employment Agreement), or either party may terminate the Employment Agreement after the initial five-year  term upon sixty days (60) notice.  If Ms. Cross resigns at the Bank’s request without Cause, Ms. Cross’s employment is terminated without Cause or if Ms. Cross resigns because of the Bank’s breach or violation of any of the terms of the Employment Agreement and/or because of the Bank’s refusal to take or perform any action or obligation to be taken by it or performed by it under the Employment Agreement, the Bank will continue to pay Ms. Cross, as damages, certain compensation and benefits provided for in the Employment Agreement for the greater of the remainder of the term under the Employment Agreement or two years from such termination date.

If Ms. Cross is terminated within two years of a Change of Control (as defined in the Employment Agreement) as a result of an Involuntary Termination or Voluntary Termination (as defined in the Employment Agreement), the Bank will continue to pay Ms. Cross certain compensation and benefits for  the greater of the remainder of the term under the Employment Agreement or two years from such Change of Control.

Under the Employment Agreement, Ms. Cross agrees that for a period of two years from the termination date she will not compete with the Bank in Carroll County, solicit customers of the Bank for the purpose of selling them competing products or services and solicit employees of the Bank to leave their employment.

On May 31, 2001, the Bank entered into an Addendum to Employment Agreement and Option Agreement with Ms. Cross (the “Addendum”).  The Addendum provides for an increase of Ms. Cross’s base salary to $89,137 effective February 23, 2000.  For the remainder of the term of the Employment Agreement, Ms. Cross’s salary will increase 5% each January 1.

11.    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
          MANAGEMENT.

The following table provides the numbers of shares and percentage of outstanding shares of the Common Stock which were beneficially owned as of March 22, 2002, by (i) “persons” (as that term is defined by the Securities and Exchange Commission) who are known to the Bank to be the beneficial owners of more than 5% of the Common Stock (the Bank’s only class of voting securities); (ii) the present directors of the Bank; (iii) the named executive officers of the Bank (Keith Beckham and Laura Cross) and (iv) all directors and executive officers of the Bank as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)

Keith G. Beckham	45,516	(2)	5.8%
Kippard W. Berry	13,871	(3)	1.8%
Larry B. Boggs	71,100	(4)	9.0%
Kelvin B. Burton	4,835		0.6%
Randy L. Carden	10,039		1.3%
Dennis L Cowart	10,000		1.3%
Laura Cross	36,201	(5)	4.6%
Ezra Buell Jones, Jr.	22,500	(6)	2.8%
Sandeep Kapoor	1,350	(7)	0.2%
Thomas J. Large	25,481	(8)	3.2%
Robert L. Matthews	10,000	(9)	1.3%

All directors and executive officers as a group (11 persons total)	250,893		31.9%

(1)	Based on 785,374 shares outstanding as of March 22, 2002.
(2)	Mr. Beckham’s address is 3365 Fowler Ridge, Douglasville, Georgia 30135.
(3)

Does not include 10,000 shares held in the name of Benchmark International Realty, Inc. in which Mr. Berry shares voting power with Larry B. Boggs.  Mr. Berry disclaims beneficial ownership of such shares.

(4)

Includes 4,000 shares held in the name of Benchmark Contractors, Inc. and 100 shares held in the name of B & W Properties, Inc.  Also includes 10,000 shares held in the name of Benchmark International Realty, Inc. in which Mr. Boggs’ shares voting power with Kippard W. Berry.  Mr. Boggs’ address is 71 Garst Road, Carrollton, Georgia  30117.

(5)	Includes 10,000 shares held in the name of L and E Bell Family Partnership.
(6)	Includes 9,000 shares in the name of Title Research Corporation and 3,500 shares in the name of Vogue International, Inc. Mr. Jones holds 10,000 shares jointly with his wife, Mary Jo Jones.
(7)	Includes 1,175 shares held in the name of Mr. Kapoor’s wife, Valerie Kapoor.
(8)	Includes 5,500 shares held in the name of Advanced Medical Equipment, Inc. and 705 shares in an individual retirement account in the name of Mr. Large’s wife, Patricia T. Large.
(9)	Includes 10,000 shares held in the name of Vince Hosiery Mill, Inc.

ITEM 12.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with directors and officers of the Bank and their associates, including corporations in which such officers or directors are shareholders, directors and/or officers, on the same terms (including interest rates and collateral) as then prevailing at the time for comparable transactions with other persons.  Such transactions have not involved more than the normal risk of collectibility or presented other unfavorable features. As of March 22, 2002, there were no individual directors or executive officers with indebtedness in excess of 10% of the Bank’s equity.  In aggregate all director and executive officer loans totaled $2,302,188, or 28% of the Bank’s equity as of March 22, 2002.  The high aggregate balance for director and executive officers totaled $2,302,188 or 28% of the Bank’s equity as of March 22, 2002.

ITEM 13.  EXHIBITS, LIST AND REPORTS ON FORM 8–K.

(a)  Financial Statements. The following financial statements and notes thereto of the Bank begin at page F-1 of this report.

  Report of Independent Certified Public Accountants.

  Balance Sheets as of December 31, 2000 and 2001.

  Statements of Earnings for the years ended December 31, 2001 and 2000.

  Statements of Comprehensive Income (Loss) for the years ended December 31, 2001 and 2000.

  Statements of Changes in Stockholders’ Equity as of December 31, 2001 and 2000.

  Statements of Cash Flows for the years ended December 31, 2001 and 2000.

  Notes to Financial Statements

(b)  Exhibits.  The following exhibits are required to be filed with this Report on 10-KSB by Item 601 of Regulation S-B:

3.0

Articles of Incorporation of Home Town Bank of Villa Rica as filed on March 27, 1997 (included as Exhibit 2.0 to the Bank’s Form 10-SBA filed with the FDIC on August 31, 1998, and incorporated by reference)

3.1	Bylaws of the Bank (included as Exhibit 2.1 to the Bank’s Form 10-SBA filed with the FDIC on August 31, 1998, and incorporated by reference)
4.1	See exhibits 3.0 and 3.1 for provisions of the Articles of Incorporation and Bylaws, which define the rights of the holders of the Common Stock of the Bank
10.1

Employment Agreement and Covenant Not To Compete for James T. Hall, Sr. dated April 23, 1998 (included as Exhibit 6.1 to the Bank’s Form 10-SBA filed with the FDIC on August 31, 1998, and incorporated by reference)

10.2

Employment Agreement and Covenant Not to Compete for Laura Cross dated April 23, 1998 (included as Exhibit 6.2 to the Bank’s Form 10-SBA filed with the FDIC on August 31, 1998, and incorporated by reference)

10.3

Employment Agreement and Covenant Not to Compete for Richard C. Hayden dated April 23, 1998 (included as Exhibit 6.3 to the Bank’s Form 10-SBA filed with the FDIC on August 31, 1998, and incorporated by reference)

10.4

Employment Agreement and Covenant Not to Compete for Keith G. Beckham dated April 23, 1998 (included as Exhibit 6.4 to the Bank’s Form 10-SBA filed with the FDIC on August 31, 1998, and incorporated by reference)

10.5	Addendum to Employment Agreement and Option Agreement for Keith G. Beckham dated May 31, 2001.
10.6	Addendum to Employment Agreement and Option Agreement for Laura B. Cross dated May 31, 2001.
24.1	Power of Attorney (included herein on signature page)

(c)  Reports on Form 8-K.  The Bank did not file any reports on Form 8-K during the fourth quarter of 2001.

HOMETOWN BANK OF VILLA RICA

Financial Statements

December 31, 2001 and 2000

(with Independent Accountants’ Report thereon)

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
HomeTown Bank of Villa Rica
Villa Rica, Georgia

We have audited the accompanying balance sheets of HomeTown Bank of Villa Rica as of December 31, 2001 and 2000 and the related statements of earnings, comprehensive income, changes in stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HomeTown Bank of Villa Rica as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

                                                                                                                           /s/ Porter Keadle Moore, LLP

Atlanta, Georgia
March 8, 2002, except for Note 15, as to which
       the date is September 4, 2002

HOMETOWN BANK OF VILLA RICA

  Balance Sheets

December 31, 2001 and 2000

Assets

	2001	2000

Cash and due from banks, including required cash reserves of $483,000 and $92,000	$3,868,900	3,566,665
Interest-bearing deposits with FHLB	5,685,435	2,614,130

Cash and cash equivalents	9,554,335	6,180,795

Investment securities available for sale, at fair value	11,303,574	11,460,311
FHLB stock	270,500	270,500
Loans, net of allowance for loan losses of $876,047 and $589,121	68,610,855	47,542,175
Premises and equipment, net	5,088,850	2,287,822
Accrued interest receivable and other assets	1,614,455	1,856,848

	$96,442,569	69,598,451

Liabilities and Stockholders’ Equity

Deposits:
Demand	$7,402,483	4,406,174
Interest-bearing demand	29,538,407	9,682,337
Savings	1,534,951	1,764,743
Time	30,437,214	29,536,972
Time over $100,000	15,041,859	11,152,856

Total deposits	83,954,914	56,543,082

FHLB advances	4,410,000	5,410,000
Accrued interest payable and other liabilities	610,248	642,072

Total liabilities	88,975,162	62,595,154

Commitments

Stockholders’ equity:
Common stock, $5 par value; 2,000,000 shares
authorized; 720,374 issued and outstanding	3,601,870	3,601,870
Additional paid-in capital	3,584,335	3,584,335
Accumulated earnings (deficit)	260,453	(153,385)
Accumulated other comprehensive income (loss)	20,749	(29,523)

Total stockholders’ equity	7,467,407	7,003,297

	$96,442,569	69,598,451

See accompanying notes to financial statements.

HOMETOWN BANK OF VILLA RICA

  Statements of Earnings

For the Years Ended December 31, 2001 and 2000

	2001	2000

Interest income:
Interest and fees on loans	$5,887,656	4,419,645
Interest and dividends on investment securities:
U.S. Government agencies	302,138	483,382
Mortgage-backed securities	320,446	184,524
State, county, and municipal	23,152	15,144
Other investments	86,594	21,153
Interest-bearing deposits with FHLB	151,653	159,956

Total interest income	6,771,639	5,283,804

Interest expense:
Demand	591,706	432,057
Savings	26,996	45,545
Time	2,632,278	2,045,319
Federal funds purchased	1,006	2,707
Other borrowings	299,712	289,746

Total interest expense	3,551,698	2,815,374

Net interest income	3,219,941	2,468,430

Provision for loan losses	371,166	267,600

Net interest income after provision for loan losses	2,848,775	2,200,830

Other income:
Service charges	392,343	265,481
Mortgage origination fees	523,995	217,970
Gains on sales of assets	3,354	354,131
Gain on calls of investment securities	4,459	-
Other	172,248	101,794

Total other income	1,096,399	939,376

Other expenses:
Salaries and employee benefits	1,940,380	1,522,947
Occupancy	454,193	555,426
Other	932,710	932,786

Total other expense	3,327,283	3,011,159

Earnings before income tax (expense) benefit	617,891	129,047

Income tax (expense) benefit	(204,053)	121,519

Net earnings	$413,838	250,566

Net earnings per common share – basic and diluted	$.57	..35

See accompanying notes to financial statements.

HOMETOWN BANK OF VILLA RICA

  Statements of Comprehensive Income

For the Years Ended December 31, 2001 and 2000

	2001	2000

Net earnings	$413,838	250,566

Other comprehensive income (loss), net of tax:
Unrealized gain on securities available for sale	81,800	429,561
Income tax effect on unrealized gain	(28,630)	(150,347)

Unrealized gain arising during the year, net of tax	53,170	279,214

Reclassification adjustment for gains included in net earnings	(4,459)	-
Income tax effect on reclassification adjustments	1,561	-

Reclassification adjustment for gains included in net earnings, net of tax	(2,898)	-

Other comprehensive income	50,272	279,214

Comprehensive income (loss)	$464,110	529,780

See accompanying notes to financial statements.

HOMETOWN BANK OF VILLA RICA

  Statements of Changes in Stockholders’ Equity

For the Years Ended December 31, 2001 and 2000

	Common Stock	Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total

Balance, December 31, 1999	$3,601,870	3,584,335	(403,951)	(308,737)	6,473,517

Net earnings	-	-	250,566	-	250,566

Change in unrealized gain (loss) on securities available for sale, net of tax	-	-	-	279,214	279,214

Balance, December 31, 2000	3,601,870	3,584,335	(153,385)	(29,523)	7,003,297

Net earnings	-	-	413,838	-	413,838

Change in unrealized gain (loss) on securities available for sale, net of tax	-	-	-	50,272	50,272

Balance, December 31, 2001	$3,601,870	3,584,335	260,453	20,749	7,467,407

See accompanying notes to financial statements.

HOMETOWN BANK OF VILLA RICA

  Statements of Cash Flows

For the Years Ended December 31, 2001 and 2000

	2001	2000
Cash flows from operating activities:
Net earnings	$413,838	250,566
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation, amortization and accretion	248,849	144,186
Provision for loan losses	371,166	267,600
Deferred income tax benefit	(70,736)	(212,784)
Gain on calls of investment securities	(4,459)	-
Increase in net deferred loan fees	477	46,915
Gain on sale of assets	(3,354)	(354,131)
Change in:
Interest receivable and other assets	(219,219)	(238,703)
Interest payable and other liabilities	(5,929)	193,662

Net cash provided by operating activities	730,633	97,311

Cash flows from investing activities:
Proceeds from maturities, calls and paydowns of securities available for sale	8,146,046	1,276,121
Purchase of securities available for sale	(7,887,445)	(3,739,288)
Purchases of other investments	-	(50,000)
Net change in loans	(21,716,895)	(15,596,737)
Purchase of premises and equipment	(3,069,941)	(1,226,626)
Improvements to other real estate	(15,683)	(18,000)
Proceeds from sale of other real estate	774,993	875,340

Net cash used in investing activities	(23,768,925)	(18,479,190)

Cash flows from financing activities:
Net change in demand and savings deposits	22,622,587	3,465,347
Net change in time deposits	4,789,245	14,774,733
Proceeds from FHLB borrowings	2,000,000	2,000,000
Repayments of FHLB borrowings	(3,000,000)	(1,000,000)

Net cash provided by financing activities	26,411,832	19,240,080

Net change in cash and cash equivalents	3,373,540	858,201

Cash and cash equivalents at beginning of year	6,180,795	5,322,594

Cash and cash equivalents at end of year	$9,554,335	6,180,795

Supplemental disclosures of cash flow information and
noncash investing activities:
Cash paid during the year for interest	$3,564,946	2,538,208
Cash paid during the year for income taxes	$290,000	101,950
Change in unrealized loss on investment securities, net of tax	$50,272	(279,214)
Transfer of loans to other real estate	$276,572	664,821

See accompanying notes to financial statements.

HOMETOWN BANK OF VILLA RICA

Notes to Financial Statements

(1)     Summary of Significant Accounting Policies
          Organization

HomeTown Bank of Villa Rica (the “Bank”) provides a full range of banking services to individual and corporate customers located primarily in the Georgia counties of Carroll and Paulding.  The Bank is subject to the regulations of certain government agencies and undergoes periodic examinations by those regulatory authorities.

Basis of Presentation
The accounting principles followed by the Bank and the methods of applying these principles conform with accounting principles generally accepted in the United States of America (“GAAP”) and with general practices within the banking industry. In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from those estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses, the valuation of real estate acquired in connection with or in lieu of foreclosure on loans, and valuation allowances associated with deferred tax assets, the recognition of which are based on future taxable income.

Investment Securities
The Bank classifies its securities in one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held to maturity securities are those securities for which the Bank has the ability and intent to hold the security until maturity. All other securities not included in trading or held to maturity are classified as available for sale. At December 31, 2001 and 2000, all securities were classified as available for sale.

Available for sale securities are recorded at fair value. Held to maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on securities available for sale are excluded from earnings and are reported as a separate component of stockholders’ equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer. Unrealized holding gains or losses associated with transfers of securities from held to maturity to available for sale are recorded as a separate component of stockholders’ equity. The unrealized holding gains or losses included in the separate component of stockholders’ equity for securities transferred from available for sale to held to maturity are maintained and amortized into earnings over the remaining life of the security as an adjustment to yield in a manner consistent with the amortization or accretion of premium or discount on the associated security.

A decline in the market value of any available for sale or held to maturity investment below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield. Realized gains and losses for securities classified as available for sale and held to maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

FHLB Stock
Federal Home Loan Bank stock has no readily determinable market value. These investments are carried at cost.

HOMETOWN BANK OF VILLA RICA

Notes to Financial Statements, continued

(1)     Summary of Significant Accounting Policies, continued

Loans, Loan Fees and Interest Income on Loans
Loans are stated at the principal amount outstanding, net of the allowance for loan losses and net deferred loan fees. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

A loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable market price, or at the fair value of the collateral of the loan if the loan is collateral dependent. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower’s financial condition is such that collection of interest is doubtful.

Loan fees, net of certain origination costs, are deferred and amortized over the lives of the respective loans.

Allowance for Loan Losses
The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collection of the principal is unlikely. The allowance represents an amount that, in management’s judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible.

Management’s judgment in determining the adequacy of the allowance is based on evaluations of the probability of collection of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower’s ability to pay, overall portfolio quality, and review of specific problem loans.  Management uses an independent external loan reviewer to challenge and corroborate the internal loan ratings and provide additional analysis in determining the adequacy of the allowance for loan losses.

Management believes the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such regulators may require additions to the allowance based on their judgments of information available to them at the time of their examination.

Premises and Equipment
Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. When assets are retired or otherwise disposed, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income for the period. The cost of maintenance and repairs which do not improve or extend the useful life of the respective asset is charged to income as incurred, whereas significant renewals and improvements are capitalized. The range of estimated useful lives for premises and equipment are generally as follows:

Buildings and improvements	15 - 40 years
Furniture and equipment	3 - 15 years

HOMETOWN BANK OF VILLA RICA

Notes to Financial Statements, continued

(1)     Summary of Significant Accounting Policies, continued

Income Taxes
Deferred tax assets and liabilities are recorded for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax benefits, such as net operating loss carryforwards, are recognized to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Bank’s assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realization of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

Net Earnings Per Common Share
Basic earnings per common share is based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding such as options, convertible securities and warrants are included in diluted earnings per share. Earnings per share were determined using the weighted average outstanding common shares of 720,374, as potential common shares resulting from the 2001 grants of options had no effect on the earnings per share.

Statement of Cash Flows
For purposes of reporting cash flows, the Bank includes cash and due from banks and interest-bearing deposits with FHLB.

Recent Accounting Pronouncements
In September 2000, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities-a Replacement of FASB Statement No. 125” (“SFAS 140”). SFAS 140 revises the criteria for accounting for securitizations and other transfers of financial assets and collateral. In addition, SFAS 140 requires certain additional disclosures. Except for the new disclosure provisions, which were effective for the year ended December 31, 2000, SFAS 140 was effective for the transfer of financial assets occurring after March 31, 2001. The provisions of SFAS 140 did not have an effect on the Bank’s financial statements.

In July 2001, the FASB issued Statements of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS 141”) and No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). These standards change the accounting for business combinations by, among other things, prohibiting the prospective use of pooling-of-interests accounting and requiring companies to stop amortizing goodwill and certain intangible assets with an indefinite useful life created by business combinations accounted for using the purchase method of accounting. Instead, goodwill and intangible assets deemed to have an indefinite useful life will be subject to an annual review for impairment. SFAS 141 became effective in July 2001 and SFAS 142 will be effective in the first quarter of 2002. The provisions of these statements did not have an effect on the Bank’s financial statements.

HOMETOWN BANK OF VILLA RICA

Notes to Financial Statements, continued

(2)     Investment Securities
          Investment securities available for sale at December 31, 2001 and 2000, are as follows:

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
December 31, 2001	Cost	Gains	Losses	Value

U.S. Government agency	$2,593,571	6,742	41,959	2,558,354
State, county and municipal	660,335	5,575	8,356	657,554
Mortgage-backed securities	6,988,100	63,518	33,852	7,017,766
Corporate bonds	1,029,646	40,254	-	1,069,900

	$11,271,652	116,089	84,167	11,303,574

December 31, 2000

U.S. Government agency	$6,960,722	26,613	82,730	6,904,605
State, county and municipal	555,680	279	1,021	554,938
Mortgage-backed securities	3,474,428	29,283	22,450	3,481,261
Corporate bonds	514,900	4,607	-	519,507

	$11,505,730	60,782	106,201	11,460,311

The amortized cost and fair value of investment securities available for sale at December 31, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Estimated
	Cost	Fair Value

Within 1 year	$179,937	180,990
Over 1 year through 5 years	1,261,570	1,306,345
Over 5 years through 10 years	593,571	598,593
Greater than 10 years	2,248,474	2,199,880

Total securities other than mortgage-backed securities	4,283,552	4,285,808

Mortgage-backed securities	6,988,100	7,017,766

	$11,271,652	11,303,574

There were no sales of securities during 2001 or 2000.  Gross realized gains on calls, paydowns and maturities of investment securities were $4,459 in 2001.  There were no gains or losses on calls, paydowns or maturities in 2000.

Securities with a carrying value of approximately $6,332,400 and $5,673,400 at December 31, 2001 and 2000, respectively, were pledged to secure public deposits or for other purposes.

HOMETOWN BANK OF VILLA RICA

Notes to Financial Statements, continued

(3)       Loans
            Major classifications of loans at December 31, 2001 and 2000 are summarized as follows:

	2001	2000

Commercial, financial, and agricultural	$41,835,869	25,641,579
Real estate – commercial	859,995	917,996
Real estate – construction	11,121,439	11,155,758
Real estate – individuals	9,126,422	5,870,394
Consumer	6,558,037	3,772,155
Other	-	787,797

Total loans	69,501,762	48,145,679

Less: Allowance for loan losses	876,047	589,121
Net deferred loan fees	14,860	14,383

Total net loans	$68,610,855	47,542,175

The Bank grants loans and extensions of credit to individuals and a variety of firms and corporations located in its general trade area of Carroll and Paulding counties, Georgia and adjoining counties.  A substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market in the Bank’s general trade area.

Changes in the allowance for loan losses are summarized as follows:

	2001	2000

Balance at beginning of year	$589,121	376,484
Provision for loan losses	371,166	267,600
Loans charged off	(107,408)	(74,626)
Recoveries on loans charged off	23,168	19,663

Balance at end of year	$876,047	589,121

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower’s financial condition is such that collection of interest is doubtful.  As of December 31, 2001, nonaccrual loans amounted to approximately $1,050,000.

(4)      Premises and Equipment
           Bank premises and equipment at December 31, 2001 and 2000, are summarized as follows:

	2001	2000

Land and land improvements	$1,071,158	604,324
Buildings and improvements	2,604,507	829,658
Furniture and equipment	1,922,381	840,121
Construction in progress	-	254,003

	5,598,046	2,528,106

Less: Accumulated depreciation	509,196	240,284

	$5,088,850	2,287,822

       Depreciation expense was $268,913 and $147,351 in 2001 and 2000, respectively.

HOMETOWN BANK OF VILLA RICA

Notes to Financial Statements, continued

(5)      Deposits
           At December 31, 2001, the scheduled maturities of time deposits are as follows:

2002	$36,350,303
2003	7,183,569
2004	886,660
2005	656,911
2006	401,630

$45,479,073

(6)	Other Borrowings
At December 31, 2001, the Bank had fixed and variable rate advances outstanding from the Federal Home Loan Bank (“FHLB”) of Atlanta amounting to $4,410,000. The variable rate credit reprices quarterly at three-month LIBOR Flat. The following advances, which required monthly or quarterly interest payments, were outstanding:

Advance	Interest Rate	Maturity	Rate	Call Feature

$ 1,000,000	6.00%	April 20, 2004	Fixed	No call provision
$ 410,000	6.10%	April 21, 2008	Fixed	No call provision
$ 1,000,000	5.51%	June 23, 2008	Fixed	Callable June 23, 2003
$ 1,000,000	2.39%	April 22, 2004	Adjustable	No call provision
$ 1,000,000	4.67%	June 16, 2003	Fixed	No call provision

At December 31, 2000, the Bank had fixed rate advances outstanding from the FHLB of Atlanta amounting to $5,410,000. The following advances, which required monthly or quarterly interest payments, were outstanding:

Advance	Interest Rate	Maturity	Call Feature

$ 1,000,000	6.00%	April 20, 2004	No call provision
$ 410,000	6.10%	April 21, 2008	No call provision
$ 1,000,000	5.51%	June 23, 2008	Callable June 23, 2003
$ 1,000,000	5.01%	April 22, 2004	Callable April 22, 2001
$ 1,000,000	6.59%	June 13, 2001	No call provision
$ 1,000,000	6.30%	December 18, 2001	No call provision

The FHLB advances are collateralized by U.S. government agency securities. If called, the advances will be converted into three-month LIBOR-based floating rate advances.

Additionally, at December 31, 2001, the Bank had unused lines of credit totaling approximately $8,200,000. Those lines of credit included $3,000,000 for overnight borrowings from financial institutions and $5,200,000 of available credit with the FHLB.

(7)	Income Taxes
In 2000, the Bank reversed the deferred tax valuation allowance in the amount of $158,325 because it became more likely than not that future taxable income will be sufficient to realize the tax benefits for deductible temporary differences including loss carry forwards.

HOMETOWN BANK OF VILLA RICA

Notes to Financial Statements, continued

(7)       Income Taxes, continued
            The components of income taxes for the year ended December 31, 2001 and 2000, are as follows:

	2001	2000

Current	$274,789	91,265
Deferred	(70,736)	(54,459)
Change in valuation allowance	-	(158,325)

Total	$204,053	(121,519)

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to earnings before income taxes for the year ended December 31, 2000, are as follows:

	2001	2000

Tax expense at statutory rate	$210,083	43,876
Add (deduct):
Change in the beginning of year valuation allowance for deferred tax assets	-	(158,325)
Other	(6,030)	(7,070)

	$204,053	(121,519)

The following summarizes the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities. The net deferred tax asset is included as a component of other assets at December 31, 2001 and 2000.

	2001	2000
Deferred tax assets:
Allowance for loan losses	$293,291	193,811
Unrealized losses on investment securities available for sale	-	15,897
Deferred loan fees	5,641	5,412
Deferred organizational costs	14,213	31,269
Tax loss and credit carryforwards	2,596	15,962
Other	26,205	10,746

Total gross deferred tax assets	341,946	273,097

Deferred tax liabilities:
Unrealized gain on investment securities available for sale	32,614	-
Accumulated depreciation	58,426	44,416

Total gross deferred tax liabilities	91,040	44,416

Net deferred taxes	$250,906	228,681

(8)	Employee Benefit Plans
The Bank has a 401(k) plan which is available to substantially all employees subject to certain age and service requirements. The Bank made no matching contributions to this plan during 2001 and 2000.

In 1998, the Bank’s Board of Directors and stockholders approved the granting of stock options to certain Bank officers. An aggregate of 71,500 options can be granted which allows the holder to purchase the Bank’s common stock at a price of $10 per share, or market value, if higher. During 2001, all 71,500 options were granted at an exercise price of $10 per share. Options exercisable at December 31, 2001, amounted to 70,500 shares. The options generally vest immediately and expire after ten years.

HOMETOWN BANK OF VILLA RICA

Notes to Financial Statements, continued

(8)	Employee Benefit Plans, continued
Statement of Financial Accounting Standards No. 123 (“SFAS 123”), “Accounting for Stock-Based Compensation,” encourages, but does not require, entities to compute the fair value of options at the date of grant and to recognize such costs as compensation expense immediately if there is no vesting period or ratably over the vesting period of the options. The Bank has chosen not to adopt the cost recognition principles of this statement and accounts for stock options under Accounting Principles Board Opinion No. 25 and its related interpretations. Had compensation costs been determined based upon the fair value of the options at the grant dates consistent with the method of SFAS 123, net earning for 2001 would have reflected the proforma amounts below:
	Net earnings	Basic and diluted earnings per share

As reported	$413,838.57
Proforma	$344,469.48

The fair value of each option is estimated on the date of grant using the Black-Scholes pricing model with the following weighted average assumptions:  dividend yield of 0%; risk free interest rate of 5.3% for December 31, 2001 and an expected life of one year.

The weighted average grant-date fair value of options granted was $1.47 in 2001. Options have a weighted average remaining contractual life of approximately 9.4 years.  In late January and early February 2002, 65,000 options were exercised.

(9)	Commitments
The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contractual amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

In some cases, the Bank does not require collateral or other security to support financial instruments with credit risk.

	Approximate Contractual Amount
	2001	2000
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$12,130,000	7,850,000
Standby letters of credit	$175,000	500,000

HOMETOWN BANK OF VILLA RICA

Notes to Financial Statements, continued

(9)	Commitments, continued
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management’s credit evaluation. Collateral held varies, but may include unimproved and improved real estate, certificates of deposit, or personal property.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These guarantees are primarily issued to local businesses. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The letters of credit outstanding at December 31, 2001, are substantially unsecured.

(10)	Regulatory Matters
The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier 1 capital (as defined) to risk-weighted assets and of Tier 1 capital (as defined) to average assets. Management believes, as of December 31, 2001 and 2000, the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2001, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

HOMETOWN BANK OF VILLA RICA

Notes to Financial Statements, continued

(10)	Regulatory Matters, continued
The Bank’s actual capital amounts and ratios are presented in the following table (amounts presented in thousands):

					To Be Well Capitalized Under Prompt Corrective Action Provisions

			For Capital Adequacy Purposes
	Actual

	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2001
Total Capital
(to Risk Weighted Assets)	$8,322	10.8%	6,148	8.0%	7,685	10.0%
Tier 1 Capital
(to Risk Weighted Assets)	$7,446	9.7%	3,074	4.0%	4,611	6.0%
Tier 1 Capital
(to Average Assets)	$7,446	7.7%	3,274	4.0%	4,092	5.0%

As of December 31, 2000
Total Capital
(to Risk Weighted Assets)	$7,622	14.2%	4,297	8.0%	5,371	10.0%
Tier 1 Capital
(to Risk Weighted Assets)	$7,033	13.1%	2,149	4.0%	3,223	6.0%
Tier 1 Capital
(to Average Assets)	$7,033	10.5%	2,679	4.0%	3,349	5.0%

Banking regulations limit the amount of dividends that may be paid without prior approval of the regulatory authorities.  These restrictions are based on the level of regulatory classified assets, the prior year’s net earnings, and the ratio of equity capital to total assets. At December 31, 2001, the Bank could pay dividends of approximately $200,000 without prior approval.

(11)	Related Party Transactions

The Bank conducts transactions with directors and officers, including companies in which they have beneficial interests, in the normal course of business. It is the Bank’s policy to comply with Federal regulations that require that loan and deposit transactions with Directors and executive officers be made on substantially the same terms as those prevailing at the time made for comparable loans and deposits to other persons.

The Bank had deposits for related parties totaling approximately $4,881,000 and $4,486,000 at December 31, 2001 and 2000, respectively. Additionally, the following table summarizes related party loan activity during 2001:
Beginning balance	$1,407,957
New loans	2,784,175
Repayments	(2,445,012)

Ending balance	$1,747,120

HOMETOWN BANK OF VILLA RICA

Notes to Financial Statements, continued

(12)	Miscellaneous Operating Expenses
Components of other operating expenses in excess of one (1) percent of total interest and other income for the years ended December 31, 2001 and 2000, are as follows:
	2001	2000

Supplies	$64,573	65,711
Courier	$85,394	88,642
Professional service fees	$179,698	215,280
Other service charges	$101,262	57,037
Maintenance contracts	$88,679	51.956
(13)	Fair Value of Financial Instruments
The assumptions used in the estimation of the fair value of the Bank’s financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Bank, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Bank since purchase, origination or issuance.

Cash and Cash Equivalents
 For cash, due from banks and interest-bearing deposits with FHLB, the carrying amount is a reasonable estimate of fair value.

Investment Securities
 Fair values for investment securities are based on quoted market prices.

FHLB Stock
 The carrying value of FHLB stock approximates fair value.

Loans
The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

Deposits
The fair value of demand deposits, savings accounts, NOW accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using current rates at which comparable certificates would be issued.

FHLB Advances
The fair value of the FHLB fixed rate borrowings are estimated using discounted cash flows, based on the current incremental borrowing rates for similar types of borrowing arrangements.  For variable rate advances, the carrying amount approximates fair value.

Commitments to Extend Credit and Standby Letters of Credit
Because commitments to extend credit and standby letters of credit are made using variable rates, or were recently executed, the contract value is a reasonable estimate of fair value.

HOMETOWN BANK OF VILLA RICA

Notes to Financial Statements, continued

(13)	Fair Value of Financial Instruments, continued

Limitations
Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank’s financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

The carrying amount and estimated fair values of the Bank’s financial instruments at December 31, 2001 and 2000 are as follows:

		2001		2000

		Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value

Assets:
Cash and due from banks		$3,868,900	3,868,900	3,566,665	3,566,665
Interest-bearing deposits with FHLB		$5,685,435	5,685,435	2,614,130	2,614,130
Investment securities		$11,303,574	11,303,574	11,460,311	11,460,311
Other securities		$270,500	270,500	270,500	270,500
Loans, net		$68,610,855	69,164,946	47,542,175	45,709,130

Liabilities:
Deposits		$83,954,914	84,665,675	56,543,082	56,718,299
FHLB advances		$4,410,000	4,492,920	5,410,000	5,304,733

Unrecognized financial instruments:	$
Commitments to extend credit		$-	12,130,000	-	7,850,000
Standby letters of credit		$-	175,000	-	500,000
(14)	Proposed Merger
On February 25, 2002, the Board of Directors approved an agreement to merge with GB & T Bancshares, Inc. (“GB & T”), a Gainesville, Georgia based bank holding company. The agreement calls for each share of Bank stock to be exchanged for $11.83 in cash and .79 shares of GB & T common stock. The transaction in subject to stockholder and regulatory approval.

(15)	Proposed Regulatory Agreement

The Bank received a request from its regulatory authorities, dated September 4, 2002, to enter into an agreement to implement a program of corrective action of certain conditions.  Proposed corrective actions include, but are not limited to: the review of each existing officer’s performance, abilities and assignments, the reassessment of its loan policy and compliance therewith, the maintenance of an adequate allowance for loan and lease losses, the establishment of a plan to restore earnings to a satisfactory level, the charge-off of all loans classified as loss and a reduction of loans classified as substandard in the regulatory exam report, the correction of all violations of laws, rules and regulations, as well as loan documentation exceptions, as identified in the regulatory exam report, the required approval from the Board of Directors for any future extensions of credit to borrowers adversely classified in the exam report.  The corrective actions as proposed, will have varying time frame completion dates and regularly scheduled reporting to the regulatory authorities.  Upon finalization of the agreement, any failure to comply with the various proposed provisions, could subject the Bank to more restrictive and onerous regulatory actions.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 10–KSB to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Villa Rica, State of Georgia, on the 22th of March, 2002.

                                                                                    HOME TOWN BANK OF VILLA RICA
                                                                                    (Registrant)

                                                                                    By:      /s/ Keith G. Beckham
                                                                                     Name:  Keith G. Beckham
                                                                                    Title:  Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Keith G. Beckham or Laura B. Cross and either of them (with full power in each to act alone), as true and lawful attorneys–in–fact, with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any amendments to this Report on Form 10–KSB and to file the same, with all exhibits thereto and other documents in connection therewith, with the FDIC, hereby ratifying and confirming all that said attorney–in–fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1934, this Report on Form 10–KSB has been signed by the following persons in the capacities indicated on the 22th day of March, 2002.

Signatures Appear on Following Page

Signature	Title

/s/ Keith G. Beckham Keith G. Beckham	Chief Executive Officer and Director (Principal Executive Officer)
/s/ Laura B. Cross Laura B. Cross	President, Chief Operating Officer, and Director
/s/ Leland W. Brantley, Jr. Leland W. Brantley, Jr.	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ Ezra Buell Jones, Jr. Ezra Buell Jones, Jr.	Chairman of the Board of Directors
/s/ Kippard W. Berry Kippard W. Berry	Director
/s/ Larry B. Boggs Larry B. Boggs	Director
/s/ Kelvin B. Burton Kelvin B. Burton	Director
/s/ Randy L. Carden Randy L. Carden	Director
/s/ Dennis Cowart Dennis Cowart	Director
/s/ Sandeep Kapoor Sandeep Kapoor	Director
/s/ Thomas J. Large Thomas J. Large	Director
/s/ Robert L. Matthews Robert L. Matthews	Director